UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BUCKEYE OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Florida	27-2565276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Buckeye Oil & Gas, Inc.
8275 S. Eastern Ave, Suite 200
Las Vegas, Nevada 89123
Telephone: (702) 938-0491
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: File No. 333-167917 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.0001 value (Title of class)

Item 1.                      Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Buckeye Oil & Gas, Inc. (the “Company” or “we”) does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, which is included as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 1, 2010 (file no. 333-167917) and by the applicable provisions of the Florida Statutes.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, par value $0.0001, of which 59,400,000 shares are issued and outstanding as of July 1, 2011.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our company.

Preferred Stock

Currently, we are not authorized to issue preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Item 2.                      Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-167917, filed with the Securities and Exchange Commission on July 1, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BUCKEYE OIL & GAS, INC.
Date: July 5, 2011	By: /s/Pol Brisset Name: Pol Brisset Title: President and Chief Executive Officer (principal executive officer)